Exhibit 10.1

2019 Stock Option
Terms and Conditions
2018 Equity and Incentive Compensation Plan

1.    Grant of Stock Option. Macy’s, Inc. (the “Company”) has granted to Optionee a stock option (the “Option”) to purchase shares of Common Stock (the “Optioned Shares”), subject to the terms, conditions, and restrictions set forth herein and in the Macy’s, Inc. 2018 Equity and Incentive Compensation Plan (the “Plan”). The number of Optioned Shares and the price at which the Optioned Shares may be purchased (the “Option Price”) are shown on the Stock Option Award Letter (the “Award Letter”) to which these Terms and Conditions expressly apply. These Terms and Conditions and the Award Letter together constitute an Evidence of Award, as defined in the Plan. The Option is a nonqualified stock option and shall not be treated as an “incentive stock option” within the meaning of Section 422 of the Code.

2.    Term of Option. The term of the Option (the “Term”) shall commence on the grant date shown on the Award Letter (the “Date of Grant”) and, unless earlier terminated in accordance with Section 6 hereof, shall expire at the close of business on the date which is ten (10) years from the Date of Grant.

3.    Right to Exercise. Subject to expiration or earlier termination of the Option, the Optioned Shares shall vest and become exercisable in accordance with the vesting schedule detailed in the Award Letter.

4.    Notice of Exercise; Payment. To the extent then exercisable, the Option may be exercised, in whole or in part, by written notice to the Company stating the number of Optioned Shares being exercised and the manner of payment. Optionee shall comply with all regulatory requirements applicable to the issuance of Common Shares and shall execute any documents the Company deems necessary or advisable.

(a) Payment of the purchase price for the Optioned Shares being exercised shall be tendered in full with the notice in cash, check or other cash equivalent acceptable to the Company. As soon as practicable, but no later than 30 days after receipt of notice of exercise, the Company shall direct issuance of the Optioned Shares purchased.

(b) Optionee may pay the purchase price by making arrangements satisfactory to the Company with a broker that is a member of the Financial Industry Regulatory Authority, Inc. to sell a sufficient number of Optioned Shares being purchased so that the net proceeds of the sale transaction will at least equal the amount of the aggregate Option Price, plus interest at the “applicable Federal rate” within the meaning of Section 1274 of the Code, for the period from the date of exercise to the date of payment, and pursuant to which the broker undertakes to deliver to the Company the Option Price, plus such interest, not later than the settlement date of the sale transaction (this payment mechanism is referred to as the “Cashless Exercise Program”).

(c) If there is no Cashless Exercise Program in effect at the time the Company receives notice of exercise, Optionee may also tender the Option Price by (i) the actual or constructive transfer to the Company of nonforfeitable, non-restricted Common Shares that have been owned by Optionee for more than six months prior to the date of exercise, valued at their Market Value per Share or (ii) any combination of the foregoing methods of payment, including a partial tender in cash and a partial tender in nonforfeitable, nonrestricted Common Shares.

Stock Option Terms and Conditions
CMD Purview March 2019

5.    Termination of Option. Except as provided in Section 6 below, the Option shall terminate automatically and without further notice at the end of the Term. Optioned Shares not exercised prior to the end of the Term shall be immediately forfeited and may no longer be exercised.

6.    Vesting and Exercisability Following Certain Events. Optionee (or his or her guardian, legal representative, estate or beneficiary, as applicable) shall have the right to exercise the Option following the occurrence of the following events:

(a) General. Except as otherwise provided in this Section 6, in the event Optionee’s employment with the Company is terminated for any reason, all unvested Optioned Shares shall be immediately forfeited, and all vested Optioned Shares shall remain exercisable through the earlier of 90 days following the effective date of termination of employment or expiration of the Term.

(b) Termination of Employment Without Cause. Except as otherwise provided in Sections 6(d) through 6(j) below, or as provided on a case-by-case basis by the Board, unvested Optioned Shares shall continue to vest and become exercisable in accordance with their terms to the same extent that such unvested Optioned Shares would have vested had Optionee remained in continuous employment with the Company for one year following Optionee’s termination of employment, if (i) as of the Date of Grant, Optionee is a participant in the Company’s Senior Executive Severance Plan, (ii) Optionee’s employment with the Company is terminated without Cause (as defined in Section 21) other than as described in Section 6(k) (an “Involuntary Termination”), and (iii) Optionee complies with the provisions of Section 6(i) below. Those Optioned Shares and any other vested but unexercised Optioned Shares shall be exercisable through the earlier of two years following the effective date of termination of employment or expiration of the Term. Notwithstanding the foregoing, if, as of the effective date of such termination of employment, Optionee is (i) between the ages of 55 and 61 and has at least ten years of vesting service or (ii) age 62 or over and has at least five years of vesting service, the provisions of Sections 6(h) and 6(i) governing exercisability and/or forfeiture of vested but unexercised Optioned Shares following retirement shall apply.

(c) Termination of Employment for Cause. In the event Optionee’s employment with the Company is terminated for Cause, all Optioned Shares (vested or unvested) shall immediately be forfeited as of the effective date of termination.

(d) Death During Active Employment of Optionee Under Age 55, or Age 55-61 With Less Than 10 Years of Vesting Service or Age 62+ With Less than 5 Years of Vesting Service. If Optionee is under age 55, age 55 to 61 with less than ten years of vesting service or age 62 and over with less than five years of vesting service, and dies while employed by the Company, all unvested Optioned Shares shall vest and become immediately exercisable in full. Those Optioned Shares and any other vested but unexercised Optioned Shares shall continue to be exercisable through the earlier of three years after Optionee’s death or expiration of the Term.

(e) Death During Active Employment of Optionee Age 55-61 With at Least 10 Years of Vesting Service. If Optionee is age 55 to 61 with at least ten years of vesting service and dies while employed by the Company, all unvested Optioned Shares shall vest and become immediately exercisable in full. Those Optioned Shares shall continue to be exercisable through the earlier of three years after Optionee’s death or expiration of the Term. Any vested but unexercised Optioned Shares as of the date of death shall continue to be exercisable through expiration of the Term.

Stock Option Terms and Conditions
CMD Purview March 2019

(f) Death During Active Employment of Optionee Age 62 + With at Least 5 Years of Vesting Service. If Optionee is age 62 or over with at least five years of vesting service and dies while employed by the Company, all unvested Optioned Shares shall vest and become immediately exercisable in full. Those Optioned Shares and any vested but unexercised Optioned Shares as of the date of death shall continue to be exercisable through expiration of the Term.

(g) Death Within 90 Days Following Termination of Employment of Optionee Under Age 55, or Age 55-61 With Less Than 10 Years of Vesting Service or Age 62+ With Less than 5 Years of Vesting Service. If Optionee is under age 55, age 55 to 61 with less than ten years of vesting service or age 62 and over with less than five years of vesting service, and dies within 90 days after termination of employment, all vested but unexercised Optioned Shares as of the date of death shall continue to be exercisable through the earlier of 90 days after the date of Optionee’s death or the expiration of the Term; provided, however, that if Optionee’s death occurs within one year of the Date of Grant, the Option shall terminate upon the date of death.

(h) Retirement. If Optionee retires under a Company sponsored IRS qualified retirement plan:

(i)	At age 55 through 61 with at least ten years of vesting service, then

(1)	any vested but unexercised Optioned Shares as of the effective date of retirement shall continue to be exercisable through expiration of the Term; and

(2)	any Optioned Shares that were not vested as of the effective date of retirement shall be forfeited; and

(ii)	At age 62 or over with at least five years of vesting service, then

(1)	any vested but unexercised Optioned Shares as of the effective date of retirement shall continue to be exercisable through expiration of the Term; and

(2)
any Optioned Shares granted at least six months prior to the effective date of retirement that were not vested as of the effective date of retirement shall continue to vest in accordance with the vesting schedule detailed in the Award Letter, and shall be exercisable through expiration of the Term; and

(3)	Any Optioned Shares granted less than six months prior to the effective date of retirement that were not vested as of the effective date of retirement shall be forfeited.

The provisions of this Section 6(h) shall continue to apply if Optionee dies following retirement.

(i) Violation of Restrictive Covenants. Notwithstanding the provisions of Section 6(b) and 6(h) above, all Optioned Shares (vested and unvested) shall be forfeited immediately and may no longer be exercised upon the occurrence of any of the following events:

(i) Following voluntary or involuntary retirement or Involuntary Termination and prior to one year [24 months for CEO] following retirement or involuntary Termination, as applicable, Optionee renders personal services to a Competing Business (as defined in Section 21) in any manner, including, without limitation, as employee, agent, consultant, advisor, independent

Stock Option Terms and Conditions
CMD Purview March 2019

contractor, proprietor, partner, officer, director, manager, owner, financer, joint venturer or otherwise; or

(ii) Following voluntary or involuntary retirement or Involuntary Termination and prior to 24 months following retirement or Involuntary Termination, Optionee directly or indirectly solicits or otherwise entices any of the Company’s employees to resign from their employment with the Company, whether individually or as a group; or

(iii) At any time following voluntary or involuntary retirement or Involuntary Termination, Optionee discloses or provides to any third party, or uses, modifies, copies or adapts any of the Company’s Confidential Information (as defined in Section 21).

An involuntary retirement occurs when the employment of an Optionee who satisfies the age and years of service criteria described in Section 6(h) above is terminated by the Company without Cause or is terminated by Optionee with Good Reason (as defined in Section 21) within the 24-month period following a Change in Control (as defined in the Plan). If there are no Optioned Shares outstanding at the time a restrictive covenant is violated, the Company may pursue other legal remedies.

(j) Disability. If Optionee becomes permanently and totally disabled while an active employee of the Company, all unvested Optioned Shares shall vest and become immediately exercisable in full. Those Optioned Shares and any other vested but unexercised Optioned Shares shall continue to be exercisable through the expiration of the Term.

(k) Termination Following a Change in Control. If, within the 24-month period following a Change in Control, Optionee’s employment is terminated by the Company without Cause or if Optionee voluntarily terminates employment with Good Reason and is a participant in the Company’s Change in Control Plan, then all unvested Optioned Shares shall vest and become immediately exercisable in full. Those Optioned Shares and any other vested but unexercised Optioned Shares shall continue to be exercisable through the earlier of 90 days following termination of employment or expiration of the Term; provided, however, that if as of the effective date of such termination, Optionee is (i) between the ages of 55 and 61 and has at least ten years of vesting service or (ii) age 62 or over and has at least five years of vesting service, the provisions of Sections 6(h) and 6(i) governing exercisability and/or forfeiture of vested but unexercised Optioned Shares following retirement shall apply.

The continuous employment of Optionee with the Company shall not be deemed to have been interrupted by reason of the transfer of Optionee’s employment among the Company, its subsidiaries, divisions and affiliates or a leave of absence approved by the Company.

7.    Clawback. Any incentive-based compensation received by Optionee from the Company hereunder or otherwise (including any proceeds realized from any exercise of an Option and/or sale of the Optioned Shares) shall be subject to recovery by the Company in the circumstances and manner provided in any Incentive-Based Compensation Recovery Policy that may be adopted or implemented by the Company and in effect from time to time on or after the date hereof, and Optionee shall effectuate any such recovery at such time and in such manner as the Company may specify. For purposes of these Terms and Conditions, the term “Incentive-Based Compensation Recovery Policy” means any policy of the type contemplated by Section 10D of the Securities Exchange Act of 1934, any rules or regulations of the Securities and Exchange Commission adopted pursuant thereto, or any related rules or listing standards of any national securities exchange or national securities association applicable to the Company.

Stock Option Terms and Conditions
CMD Purview March 2019

8.    No Employment Contract. Nothing contained in the Award Letter or these Terms and Conditions shall confer upon Optionee any right with respect to continued employment by the Company, or limit or affect the right of the Company to terminate the employment or adjust the compensation of Optionee.

9.    Taxes and Withholding. If the Company is required to withhold any federal, state, local or foreign tax in connection with the exercise of the Option, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to such exercise that Optionee pay or make provisions satisfactory to the Company for payment of the tax. Unless Optionee makes alternative arrangements satisfactory to the Company prior to exercise of the Option, Optionee will satisfy the minimum statutory tax withholding obligations by providing for the sale of enough shares to generate proceeds that will satisfy the withholding obligation or surrendering to the Company a portion of the shares of Common Stock that are issued to Optionee following exercise of the Option for credit against the withholding obligation at the Market Value per Share of such shares on the exercise date. In accordance with Section 16 of the Plan, in no event will the fair market value of the shares of Common Stock to be withheld or delivered pursuant to this Section 9 to satisfy applicable withholding taxes exceed Optionee’s estimated tax obligations based on the maximum statutory tax rates in the applicable taxing jurisdiction.

10.    Limitations on Transfer of Option. The Option may not be transferred or assigned by Optionee other than (i) upon death, by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order or (iii) to a fully revocable trust to which Optionee is treated as the owner for federal income tax purposes. The Option may be exercised, during the lifetime of Optionee, only by Optionee, or in the event of his or her legal incapacity, by his or her guardian or legal representative acting on behalf of Optionee in a fiduciary capacity under state law or court supervision.

11.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, the Option shall not be exercisable if the exercise thereof would result in a violation of any such law.

12.    Adjustments. The Option is subject to adjustment to prevent dilution or enlargement of the rights of Optionee that would otherwise result from changes in the capital structure of the Company or from certain corporate transactions or events as provided in Section 11 of the Plan.
13.    Availability of Common Shares. The Company shall at all times until the expiration of the Option reserve and keep available, either in treasury or out of authorized but unissued Common Shares, the full number of Optioned Shares deliverable upon the exercise of this Option.
14.    Relation to Other Benefits. Any economic or other benefit to Optionee under the Award Letter or these Terms and Conditions shall not be taken into account in determining any benefits to which Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company.

15.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to these Terms and Conditions to the extent that the amendment is applicable hereto; provided, however, that no amendment shall materially impair the rights of Optionee under the Award Letter or these Terms and Conditions without Optionee’s consent.

Stock Option Terms and Conditions
CMD Purview March 2019

16.    Severability. In the event that any provisions of these Terms and Conditions shall be invalidated for any reason by a court of competent jurisdiction, the invalidated provision shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

17.    Relation to Plan.

(a) General. These Terms and Conditions are subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between these Terms and Conditions and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. All references in these Terms and Conditions to the Company shall include, unless the context in which it is used suggests otherwise, its subsidiaries, divisions and affiliates.

(b) Compliance with Section 409A of the Code. The Company and Optionee acknowledge that, to the extent applicable, it is intended that the option covered by these Terms and Conditions comply with the provisions of Section 409A of the Code, and the option shall be administered in a manner consistent with this intent. Any amendments made to comply with Section 409A of the Code may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Optionee. Any reference herein to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

18.    Successors and Assigns. The provisions of the Award Letter and these Terms and Conditions shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and permitted assigns of Optionee, and the successors and assigns of the Company.

19.    Governing Law. The Award Letter and these Terms and Conditions shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

20.    Notices. Any notice to the Company provided for herein shall be in writing, marked to the attention of the Corporate Controller at 7 West Seventh Street, Cincinnati, Ohio 45202 and any notice to Optionee shall be addressed to Optionee at his or her address currently on file with the Company. Any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class mail, postage prepaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit in the United States mail).

21.    Definitions.

(a) “Cause” shall mean Optionee shall have committed prior to termination of employment any of the following acts:

(i) An intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with Optionee’s duties or in the course of Optionee’s employment;

(ii) Intentional wrongful damage to material assets of the Company;

Stock Option Terms and Conditions
CMD Purview March 2019

(iii) Intentional wrongful disclosure of material confidential information of the Company;

(iv) Intentional wrongful engagement in any competitive activity that would constitute a material breach of the duty of loyalty;

(v) Intentional breach of any stated material employment policy of the Company; or

(vi) Intentional neglect by Optionee of Optionee’s duties and responsibilities.

For purposes of Section 21(a)(v), “material employment policy of the Company” includes, but is not limited to, any of the following policies:  Equal Employment Opportunity, Anti-Harassment, the policy prohibiting workplace violence, wage & hour policies, or the prohibition on the falsification of Company records.
(b) “Competing Business” shall mean:

(i) Any of the following named companies, or any other business into which such company is merged, consolidated, or otherwise combined, and the subsidiaries, affiliates and successors of each such company:

Amazon	J.C. Penney	Sears
Burlington Coat Factory	Kohl’s	Target
Dillard’s	Nordstrom	TJX
Hudson’s Bay	Ross Stores	Walmart

or

(ii) Any business or enterprise engaged in the business of retail sales that (1) had annual revenues for its most recently completed fiscal year of at least $4.0 billion; and (2) both (i) offers a category or categories of merchandise (e.g., Fine Jewelry, Cosmetics, Kids, Big Ticket, Housewares, Men’s, Dresses), any of which are offered by the Company (and its subsidiaries, divisions or controlled affiliates), and (ii) the revenue derived by such other retailer during such retailer’s most recently ended fiscal year from such category or categories of merchandise represent(s), in the aggregate, more than 50% of the Company’s (and its subsidiaries, divisions or controlled affiliates) total revenues for the most recently completed fiscal year derived from the same category or categories of merchandise.

(c) “Confidential Information” shall mean any data or information that is material to the Company and not generally known to the public, including, without limitation: (i) price, cost and sales data; (ii) the identities and locations of vendors and consultants furnishing materials and services to the Company and the terms of vendor or consultant contracts or arrangements; (iii) lists and other information regarding customers and suppliers; (iv) financial information that has not been released to the public; (v) future business plans, marketing or licensing strategies, and advertising campaigns; or (vi) information about the Company’s employees and executives, as well as the Company’s talent strategies including but not limited to compensation, retention and recruiting initiatives.

Stock Option Terms and Conditions
CMD Purview March 2019

(d) “Good Reason” shall mean:

(i) A material diminution in Optionee’s base compensation;

(ii) A material diminution in Optionee’s authority, duties or responsibilities;

(iii) A material change in the geographic location at which Optionee must perform the Optionee’s services; or

(iv) Any other action or inaction that constitutes a material breach by the Company of an agreement under which Optionee provides services.

22.    Data Privacy. Optionee hereby explicitly accepts the Option and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in the Award Letter and/or these Terms and Conditions by and among the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan.

(a) Optionee understands that the Company holds certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, Common Shares held, details of all Options or any other entitlement to Common Shares awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(b) Optionee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the United States. Optionee understands that Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting Optionee’s local human resources representative.

(c) Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Optionee may elect to deposit any Common Shares acquired.

(d) Optionee understands that Data will be held only as long as is necessary to implement, administer and manage Optionee’s participation in the Plan.

(e) Optionee understands that Optionee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Optionee’s local human resources representative.

(f) Optionee understands, however, that refusing or withdrawing Optionee’s consent may affect Optionee’s ability to participate in the Plan.

Stock Option Terms and Conditions
CMD Purview March 2019

23.    Acceptance of Award. By accepting this award, Optionee agrees as follows:

(a) Noncompetition. During the term of Optionee’s employment with the Company and for the 12 [24 for CEO] month period beginning on the date that Optionee’s employment with the Company ceases for any reason, Optionee shall not act in any capacity (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, manager, owner, financier, joint venturer, or otherwise), for any of the following companies, or any business into which such company is merged, consolidated, or otherwise combined:  Amazon, Burlington Coat Factory, Dillard’s, Hudson’s Bay, J.C. Penney, Kohl’s, Nordstrom, Ross Stores, Sears, Target, TJX and Walmart, and the subsidiaries, affiliates and successors of each such company, or a Restricted Business.  A “Restricted Business” means any business or enterprise engaged in the business of retail sales that had annual revenues for its most recently completed fiscal year of at least $4 billion; and both (i) offers a category or categories of merchandise (e.g., Fine Jewelry, Cosmetics, Kids, Big Ticket, Housewares, Men’s, Dresses), any of which are offered in stores, online or through an alternate channel directly by the Company, and (ii) revenue derived by such other retailer during such retailer’s most recently ended fiscal year from such category or categories of merchandise represent(s), in the aggregate, more than 50% of the Company’s total revenues for the most recently completed fiscal year derived from the same category or categories of merchandise.

(b) Nonsolicitation. Optionee agrees that Optionee will not directly or indirectly at any time during the period of Optionee’s employment with the Company and for the 24 month period beginning on the date that Optionee’s employment with the Company ceases for any reason, solicit or otherwise entice any of the Company’s employees to resign from their employment by the Company, whether individually or as a group. Optionee acknowledges that this covenant is necessary to enable the Company to maintain the confidentiality of its Confidential Information, to avoid inevitable disclosure of such Confidential Information, to protect the Company’s goodwill with its Customers and to protect against unfair competition and to retain its’ competitive advantage. “Customer” means any person or entity which at the time of Optionee’s cessation of employment with the Company is, or was within two years prior to such cessation of employment, a customer of the Company.

(c) Confidential Information. In order to protect the Company’s Confidential Information, Optionee agrees that during the period of Optionee’s employment with the Company and thereafter, Optionee will not disclose nor provide to anyone, and will not use, modify, copy or adapt (except in the course of performing Optionee’s duties for the Company) any of the Company’s Confidential Information. Optionee specifically agrees that Optionee’s obligation not to use, modify, copy, adapt, disclose, or provide to third parties any of the Company’s Confidential Information shall survive termination of Optionee’s employment with the Company, regardless of the grounds for such termination.

(d) Breach. Optionee acknowledges and agrees that if Optionee should breach any of the covenants, restrictions and agreements contained herein, irreparable loss and injury would result to the Company, and that damages arising out of such a breach may be difficult to ascertain. Optionee therefore agrees that in the event of any such breach, all vested and unvested Optioned Shares covered by this award shall be immediately forfeited and cancelled and, in addition to all other remedies provided at law or at equity, the Company may petition and obtain from a court of law or equity all necessary temporary, preliminary and permanent injunctive relief to prevent a breach by Optionee of any covenant contained in these Terms and Conditions.

(e) Enforcement. The parties hereby agree that if the scope or enforceability of any of the covenants contained in these Terms and Conditions is in dispute, a court or other trier of fact may modify

Stock Option Terms and Conditions
CMD Purview March 2019

and enforce the covenant in the form necessary to provide the Company with the maximum protection afforded by applicable law.

(f) Extension of Obligations. If Optionee breaches any of the provisions of these Terms and Conditions, and if the Company brings legal action for injunctive relief, such relief shall have the duration specified in Section 23(a) or Section 23(b) as relevant, commencing from the date such relief is granted.

(g) Other Restrictions or Covenants. The covenants, restrictions and agreements contained herein are in addition to any noncompetition, nonsolicitation or confidentiality agreements Optionee has entered or may inter into with the Company pursuant to the Company’s Executive Severance Plan, Senior Executive Severance Plan, or otherwise.

(h) References to Company. Optionee is employed by Macy’s, Inc. or one of its controlled affiliates, subsidiaries or divisions (collectively “Macy’s Affiliates”). References in these Terms and Conditions to Company shall include references to Macy’s Affiliates.

Stock Option Terms and Conditions
CMD Purview March 2019